Exhibit 4.15
This is an English translation of the original agreement in Chinese
SHAREHOLDERS’ AGREEMENT
This Shareholders’ Agreement (this “Agreement”) is entered into by and among the following parties on September 17, 2008, in Guangzhou, the People’s Republic of China (“PRC”).
Party A: Guangdong Meidiya Investment Co., Ltd.
Registered address: Room 603, Xiangkang Commercial Building, No. 11 Sanyuanli Boulevard, Baiyun District, Guangzhou
Party B: Chengdu Mingxia Industrial Co., Ltd.
Registered address: 4/F, Hongchuan Building, No. 17, Ambassador Road, Chengdu
Party C: Keping Lin
ID No.:
Address:
(Party A, Party B and Party C shall hereinafter individually be referred to as the “Party”, and collectively the “Parties”; Party B and Party C are hereinafter collectively referred to as the “Original Shareholders”)
Target Company: Beijing Fanhua Datong Investment Management Co., Ltd. (hereinafter called the “Company”)
Address: Room 801-803, 805-808, Block B, Jiahao International Center, No. 116, Zi Zhuyuan Road, Haidian District, Beijing
Whereas,
1.
The Company is a limited liability company duly incorporated and validly existing under the PRC laws, with a registered capital of RMB20 million, of which RMB11 million were contributed by Party B, representing 55% of the equity interests in the Company, and RMB9 million were contributed by Party C, representing 45% of the equity interests in the Company. As of the date of execution of this Agreement, Party B and Party C lawfully enjoy all the shareholders’ rights underlying their capital contributions to the Company.

2.	Party B is a limited liability company duly incorporated and validly existing under the PRC laws. It intends to transfer all of its 55% equity interests in the Company to Party A.
3.	Party A is a limited liability company duly incorporated and validly existing under the PRC laws. It intends to acquire the 55% equity interests in the Company currently held by Party B.
4.	Party C agrees that Party B may transfer all of its 55% equity interests in the Company to Party A. It also undertakes to invest RMB20 million into the capital reserve of the Company.
5.
The Original Shareholders guarantee the Company’s performance targets for the years 2009 to 2010 in favor of Party A, and agree to provide a security deposit and adjust the equity interests in connection with such guarentee.

In connection with the above-mentioned equity transfer, the Parties hereby enter into the following agreement through friendly consultation in accordance with the applicable laws and regulations, and in the spirit of equality and mutual benefit and in good faith.
1.	Definition and Interpretation
In this Agreement, unless otherwise stated, the following terms shall have the following meanings:
Confidential Information refers to all the oral or written information related to the business operations, business strategies, business plans, investment plans, products, sales, employees, technology, purchases, financial results or other matters of the Company and the Parties hereto, including but not limited to all the reports and records, and copies, duplications and translations thereof, that contain such information.
Force Majeure refers to any and all events that occurs after the date of this Agreement and can not be predicted, avoided or overcome, and that has caused any Party hereto to fail to perform any or all of its obligations under this Agreement, including earthquakes, typhoons, floods, droughts, fires, wars, inaccessibility to domestic or international transports, acts of governments, infectious diseases, riots, disruption of electricity supply without notice, or any other similar incident.

Closing refers to the completion of the procedures for registration of the Equity Transfer at, and obtainment of documentation evidencing such Equity Transfer from, the Administration for Industry and Commerce by the Parties hereto in accordance with the PRC laws and this Agreement, after satisfying all applicable conditions.
Closing Date refers to the date on which the Administration for Industry and Commerce issues a certificate of registration for the Equity Transfer in accordance with the PRC laws and regulations.
Execution Date refers to the date on which this Agreement is signed and stamped by the Parties hereto, as shown on the first page of this Agreement.
Equity Transfer refers to the transfer of 55% of the equity interests of the Company from Party B to Party A according to the terms of this Agreement.
Consideration refers to the payment Party A shall make to Party B for acquiring the 55% equity interests of the Company held by Party B according to the terms of this Agreement.
Articles of Association refers to the articles of association of the Company.
Date/Day refers to the calendar day.
China or PRC refers to the People’s Republic of China, excluding, solely for the purpose of this Agreement, Taiwan, Hong Kong and Macau.
PRC laws refer to all the applicable laws, orders and regulations of the PRC, and all the applicable regulations, guidelines, ordinances, notices, pronouncements, instructions, decisions or other mandates promulgated by the governmental departments.
Standard Premiums with a Payment Period of more than 5 Years refers to the converted premiums of life insurance policies with a payment period of more than 5 years, calculated using life insurance policies with a 20-year payment term as the standard (see Annex 1 for the conversion formula).
2.	Equity Transfer and Consideration
2.1	Party B intends to transfer all of its 55% equity interests in the Company to Party A, and Party A agrees to acquire the said equity interests.
2.2	Each of Party A and Party B confirms that the consideration for the Equity Transfer shall be RMB11 million, which Party A shall pay in full within sixty (60) business days after the Closing Date.

2.3	After the Closing, the proportion of each Party’s contribution in the registered capital of the Company shall be:
Party A: RMB 11 million, representing 55% of the registered capital; and
Party C: RMB 9 million, representing 45% of the registered capital.
3.	Capital Reserve
Party C agrees and undertakes to unilaterally invest an additional RMB 20 million to the Company’s capital reserve within twenty-four (24) months after the Closing Date.
4.	Performance Guarantee
4.1	The Original Shareholders undertake that the annual net profit of the Company shall not be less than RMB10 million, RMB30 million and RMB80 million in 2009, 2010 and 2011, respectively.
4.2
Party A and the Original Shareholders agree that the above-mentioned net profit refers to the sum of the net profit as presented in the consolidated financial statements of the Company prepared in accordance with the U.S. GAAP, plus the consulting fees, trademark licensing fees and other fees which the Company and its subsidiaries pay to Party A and its related companies in the year.

4.3
The Original Shareholders agree to adjust their equity interests according to the actual result of the above-mentioned performance targets, and to provide a security deposit as a guarantee. Annex 2 hereto sets forth the details of the equity adjustment and the security deposit.

5.	Corporate Governance
After the Closing, Party A and Party C agree to govern the Company in the following manner:
5.1	Party A shall support Party C to continue to serve as the chairman of the board of directors of the Company, whose term shall be governed by the Articles of Association of the Company.
5.2
The shareholders, the board of directors and the management of the Company shall operate the Company in accordance with their respective terms of reference set out in the Articles of Association of the Company (see Annex 3).

5.3
The board of directors of the Company shall consist of seven (7) members, of whom four (4) shall be designated by Party A and three (3) shall be designated by Party C. An audit committee of the board of directors shall be established and shall consist of three (3) members, two (2) of whom shall be designated by Party A and one (1) shall be designated by Party C. The chairman of the audit committee shall be designated by Party A. The audit committee shall be responsible for establishing the budget management system and accounting management procedures of the Company and its subsidiaries.

5.4	The Company and its subsidiaries shall strictly observe the Nasdaq Marketplace Rules to which Nasdaq-listed companies are subject and Sarbanes-Oxley Act.
6.	Profits Distribution
Party A and Party C agree that the Company shall distribute to Party A all of the net profits generated from 2009 to 2011 within a time frame specified by Party A.
7.	Closing
7.1	The Closing is subject to the following conditions:
7.1.1
In accordance with the relevant laws, regulations, administrative rulings and the respective articles of association, the internal authority of each Party has made their respective resolution and has agreed upon the Equity Transfer contemplated under this Agreement;

7.1.2
The government authorities have duly approved (if necessary) the change of shareholders of the Company pursuant to this Agreement, and the Parties agree to use their best efforts to work with such authorities and provide the necessary material and information;

7.1.3
All representations and warranties made by the Parties hereunder have continued to be true, complete and accurate, and there have been no material misrepresentations or omissions, until the Closing Date;

7.1.4	The Parties have performed their obligations hereunder in accordance with this Agreement by the Closing Date;

7.1.5	The Parties shall have duly prepared a complete inventory of all existing assets and financial resources of the Company before the Closing Date;
7.1.6
Party C shall have formed a management team, established the functional departments of the Company, and formulated the operational model, internal policies and procedures and the financial budget model of the Company.

7.2
After the Closing, the equity interests of Party B, together with the rights and obligations thereof, shall be transferred to Party A, and Party A shall enjoy the rights and bear the obligations in accordance with the Articles of Association of the Company.

7.3
In the event that all of the conditions listed above have not been satisfied or waived in writing by Party A, and the Closing has not occurred, by the end of the three (3)-month period beginning from the Execution Date, this Agreement shall be terminated immediately, unless the Parties agree in writing to defer the termination to a date no later than six (6) months after the Execution Date.

8.	Representations, Warranties and Covenants of the Parties
8.1	Representations, Warranties and Covenants of Party A
Party A confirms that the representations and warranties hereunder are true, complete and accurate, and shall, except as previously disclosed, remain effective until the expiration date of this Agreement:
8.1.1	Party A is a company duly incorporated and validly existing under the PRC laws;
8.1.2	Party A has full right and power, and has obtained all internal and external authorizations necessary, for the execution of and performance of the obligations under this Agreement;

8.1.3
When executed by the Parties hereto, this Agreement shall constitute a valid and binding agreement of Party A. The execution and performance of this Agreement by Party A will not violate any law, regulation, rule, administrative decision, legal judgment or arbitral award that is binding upon Party A, its articles of association or board resolutions, breach the terms, conditions and covenants in any agreement with any third party, or otherwise cause any conflicts of interest;

8.1.4	Party A has sufficient funds and has made adequate financial arrangements to enable it to fulfill its payment obligations pursuant to the terms and conditions hereof.
8.2	Representations, Warranties and Covenants of Party B
Party B confirms that the representations and warranties hereunder are true, complete and accurate, and shall, except as previously disclosed, remain effective until the expiration date of this Agreement:
8.2.1
Party B is a company duly incorporated and validly existing under the PRC laws. Party B is a shareholder of the Company duly registered at the Administration for Industry and Commerce and lawfully owns the equity interests that it intends to transfer to Party A. Party B is the sole owner of such equity interests;

8.2.2
Party B has not, for its own benefit or for the benefit of any third party, placed any mortgage, pledge, guarantee, lien, trust or any other encumbrance that may subject the equity interests to any claims by any third party;

8.2.3	Party B has full right and power, and has obtained all internal and external authorizations necessary, for the execution of and performance of the obligations under this Agreement;
8.2.4
When executed by the Parties hereto, this Agreement shall constitute a valid and binding agreement of Party B. The execution and performance of this Agreement by Party B will not violate any law, regulation, rule, administrative ruling, legal judgment, arbitral decision that is binding upon Party B, breach the terms, conditions or covenants of any agreement with any third party or otherwise cause any conflicts of interest;

8.2.5
Except for this Agreement, there is no binding agreement, decision or third party’s right with respect to the sale, transfer, allocation, guarantee or disposal in any other manner of such equity interests held by Party B;

8.2.6
The financial information, technical information, managerial information and other material information disclosed by Party B is complete and accurate in all material respects, and there are no material misrepresentations or omissions;

8.2.7
Except as expressly disclosed to Party A (see Annex 4), the Company has not provided any form of guarantee to any other party, and there is no litigation, investigation, penalty or arbitration caused or likely to be caused by any guarantee or improper transaction;

8.2.8
Except for the liabilities and defects of titles as expressly disclosed to Party A (see Annex 3), the Company has full title and right to the properties, assets, real properties and the interests therein, and intangible assets and the rights therein, free of any encumbrance;

8.2.9
Except as expressly disclosed to Party A (see Annex 4), there are no litigations, claims, arbitrations, or other legal or administrative proceedings pending against the Company; no claims have been threatened against the Company that could affect any of its properties, assets or businesses, and there exist no facts or circumstances that could give rise to such claims;

8.2.10
Except as expressly disclosed to Party A (see Annex 4), there is no existing default under any material agreement or commitment by the Company, nor is there any circumstance, event or act that could give rise to such default.

8.3	Representations, Warranties and Covenants of Party C
Party C confirms that the representations and warranties hereunder are true, complete and accurate, and shall, except as previously disclosed, remain effective until the expiration date of this Agreement:
8.3.1	Party C is a PRC citizen with full civil capacity under the PRC laws;
8.3.2	Party C has full right and power, and has obtained all authorizations necessary for the execution of and performance of the obligations under this Agreement;

8.3.3
When executed by the Parties hereto, this Agreement shall constitute a valid and binding agreement of Party C. The execution and performance of this Agreement by Party C will not violate any law, regulation, rule, administrative ruling, legal judgment, arbitral decision that is binding upon Party C, breach the terms, conditions or covenants of any agreement with any third party or otherwise cause any conflicts of interest;

8.3.4	Party C has sufficient funds and has made adequate financial arrangements to enable it to fulfill its obligations pursuant to the terms and conditions hereof.
9.	Treatment of Credits and Liabilities
9.1	Except as otherwise provided hereunder, all credits and liabilities of the Company that exist as of the Closing Date shall continue to be enjoyed and borne by the Company.
9.2	The following liabilities that exist as of the Closing Date, or that result from events that occurred before the date of the Closing shall not continue to be borne by the Company:
9.2.1	Liabilities of the Company that has not been disclosed expressly to Party A;
9.2.2	Taxes and fees payable that has not been disclosed expressly to Party A;
9.2.3	Obligations and responsibilities of the Company in accordance with agreements to which the Company is a party that have not been disclosed expressly to Party A.
9.3
In the event that the Company assumes the liabilities set forth in Article 9.2, Party A is entitled to be indemnified by the Original Shareholders, who shall be jointly and severally liable for such indemnifications.

10.	Transition Period Arrangement
10.1	The transition period hereunder refers to the period from the Execution Date to the Closing Date.
10.2	During the transition period, the Original Shareholders shall ensure that Party A enjoys the following rights with respect to the Company:
10.2.1
Party A will have the right to assign a financial employee to supervise the operational and financial condition of the Company for the purposes of ensuring that the operational and financial condition of the Company will not fall below the level on the Execution Date;

10.2.2	Party A will have the right to assign an observer to the Company, who will have the right to attend meetings of the board of directors and meetings of senior management of the Company.
10.3	During the transition period, the Original Shareholders covenant that:
10.3.1
The Company will conduct its business in the same manner as it does on the Execution Date, will not dispose of any assets or businesses out of its ordinary course of business, and will not enter into any agreement or take any other similar action that could cause adverse changes to the operational and financial condition of the Company.

10.3.2
They will cooperate with the observer by promptly reporting to the observer the operational and financial condition of the Company, and providing relevant materials, such as financial statements, balance sheets, income statements and statements of changes in financial condition. The Original Shareholders shall provide necessary explanations to the relevant materials as requested by the observer.

11.	Confidentiality
11.1
Each Party hereto agrees that it and its employees and consultants shall keep confidential, and shall not disclose to any third party or use for other purposes, any and all business, technical, and financial information and other related documents, materials, information and data provided by the other Party in connection with the negotiation, execution or performance of this Agreement.

11.2	Section 11.1 is not applicable to the following information:
11.2.1	Information that has already been publicly disclosed or can be obtained in other manners in accordance with this Agreement;
11.2.2	Information that has been obtained by a Party in a manner that does not violate the obligations of confidentiality;
11.2.3	Information that is required to be disclosed in accordance with applicable laws;

11.2.4	Information that is disclosed by CNinsure Inc, a related party of Party A, in accordance with the laws of the United States;
11.2.5	Information that is disclosed for the purpose of performing the obligations hereunder.
11.3
The confidentiality obligations hereunder shall be binding upon the relevant persons for a period of three years commencing from the date when such person becomes aware of, gets hold of, knows, or comes into contact with the confidential information.

12.	Non-competition
Except with the prior written consent of Party A, each of the Original Shareholders of the Company, so long as they remain as the Company’s shareholders, shall not engage in any industry that competes with the Company, or operate a business that competes with the business of the Company. Otherwise, Party A will have the right to demand that Party B terminate its operations, and the right, or the right of first refusal, to purchase at a reasonable price the equity interests in Party B. Party C shall not engage in an industry that competes with the Company, or operate a business that competes with the business of the Company for a period of ten years after he ceases to be a shareholder of the Company. Otherwise, Party A will have the right to demand that Party C terminate its operations, and the right, or the right of first refusal, to purchase at a reasonable price the equity interests held by Party C.
13.	Expenses and Taxes
13.1	Each of the Parties shall be responsible for its/his own expenses incurred for the engagement of legal counsel, accountants, appraisers, financial advisers and other professionals.
13.2	Each of Party A and Party B shall be responsible for its own tax liabilities incurred in connection with the Equity Transfer in compliance with the laws.
13.3	All the other expenses incurred, including without limitation filing fees for the change of registration with the administration for industry and commerce, shall be borne by the Company.

14.	Liabilities for Breach
14.1	A Party hereto is in breach of this Agreement if such Party:
14.1.1	fails to perform any obligation hereunder;

14.1.2	violates any representation, warranty or covenant hereunder;

14.1.3	makes any false or misleading representation and warranty hereunder.
14.2
In the event of an aforesaid breach, the observing party will have the right to require the breaching party to take remedial measures within 30 days and, if the breaching party fails to remediate the breach within the specified period, to terminate this Agreement and seek damages from the breaching party.

14.3
Each Party agrees that, without compromising or limiting the observing party’s rights to assert claims and seek damages for breach of the covenants, warranties or obligations under this Agreement, the breaching party shall indemnify the observing party as requested by the observing party:

14.3.1	No less than RMB1 million to have the Parties’ conditions restored to those that existed before the breach;
14.3.2
Reasonable fees and expenses the observing party directly and indirectly incurred as a result of the breach, including but not limited to reasonable expenses for litigation, arbitration and/or attorneys’ fees.

15.	Force Majeure
15.1
Should any Party fail to perform its obligations pursuant to the terms and conditions under this Agreement due to Force Majeure, such Party may seek exemption from liabilities for breach, to the extent such breach was caused by Force Majeure, in accordance with applicable laws and this Agreement.

15.2
In order to be exempted from liabilities for breach in reliance on Section 15.1, the Party that claims to be unable to perform its obligations hereunder due to Force Majeure shall perform the following obligations:

15.2.1
take all necessary measures to minimize or remove the effects of Force Majeure so that the losses caused by Force Majeure are minimized; otherwise such Party shall be responsible for the excess losses caused by Force Majeure;

15.2.2	notify the other Party promptly and in any event no later than fifteen (15) days after the occurrence of Force Majeure;

15.2.3	use reasonable effort to resume performance of the obligation(s) affected by Force Majeure as soon as possible;
15.2.4	provide sufficient evidence of the existence and duration of the event of Force Majeure.
15.3	Performance in the Event of Force Majeure
15.3.1
During the period when one or more Parties are unable to perform part or all of the obligations under this Agreement due to Force Majeure, the Parties shall continue to perform the other obligations set forth in this Agreement;

15.3.2
Should the event of Force Majeure continue for a period of more than ninety (90) days, the Parties may, through amicable consultations, decide how to continue with the performance of this Agreement, or seek other equitable ways and use all reasonable efforts to minimize the effects of the event of Force Majeure.

16.	Governing Laws
The formation, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by the PRC laws.
17.	Dispute Resolution
17.1	Any dispute arising from or in connection with this Agreement shall be resolved by the Parties through amicable consultation.
17.2
If the Parties cannot resolve the dispute through amicable consultation within sixty (60) days after the occurrence thereof, such dispute shall be submitted for arbitration to the China International Economic and Trade Arbitration Commission. The seat of the arbitration shall be in Beijing.

17.3	If any provision hereof is held invalid under applicable laws, such invalidity will not affect the validity and enforceability of the other provisions of this Agreement.

18.	Miscellaneous
18.1
This Agreement constitutes the entire representations and agreement between the Parties and supersedes all oral or written representations, warranties, understandings and agreements concerning the subject matters hereof between the Parties made or reached prior to the execution hereof. The Parties acknowledge and agree that any representation or warranty not explicitly included herein do not constitute the basis of this Agreement, and therefore will not serve as the basis for the determination of the rights and obligations of the Parties and the interpretation of the terms and conditions hereof.

18.2
All provisions of this Agreement are independent and severable. If any provision of this Agreement is held to be illegal, invalid or unenforceable by any government, governmental agency, judicial authority or arbitration institution, the validity of the other provisions of this Agreement will not be affected thereby.

18.3
The Parties agree that they may engage in further negotiations on issues not covered herein, and enter into a supplemental agreement in writing, after the execution of this Agreement. Such supplemental agreement will constitute an integral part of this Agreement.

18.4
No Party may assign its rights hereunder without the prior written consent of the other Party. This Agreement will be binding upon the respective successors and permitted assigns of the Parties hereto.

18.5	This Agreement will become effective upon the execution and affixing of corporate seal by the Parties.
18.6
All notices specified in this Agreement shall be in writing, in Chinese, and delivered via registered mail, facsimile or other electronic means of communication. A notice is deemed to have been duly given when it is delivered to the registered address of the receiving Party. If the notice is sent by registered mail, it will be deemed to have been duly given on the delivery date noted on the return receipt thereof. If the notice is transmitted by facsimile, it will be deemed to have been duly given upon the receipt of the confirmation of such transmission from the fax machine.

18.7
This Agreement shall be written in Chinese and executed in eight originals. Each Party shall hold one original, and the remaining originals shall be filed for approval or registration with applicable government agencies. Each original shall have equal legal effect.

Index to annexes:
1. Letter of Undertaking of the Original Shareholders
2. Article of Association of the Company
3. Letter of Disclosure
(The remainder of this page is intentionally left blank.)

SIGNATURE PAGE
In witness whereof, the Parties have executed this Agreement on the date first written above.
Party A: Guangdong Meidiya Investment Co., Ltd.

Legal Representative (or Authorized Representative): /s/ Yinan Hu
Party B: Chengdu Mingxia Industrial Co., Ltd.

Legal Representative (or Authorized Representative): /s/ Fengxia Zou
Party C: Keping Lin

/s/ Keping Lin
Target Company: Beijing Fanhua Datong Investment Management Co., Ltd.
Legal Representative (or Authorized Representative): /s/ Keping Lin

Annex 1

Standard Premium Conversion Table

Insurance		Conversion
category	Payment period	rate	Remarks
Traditional personal life insurance	Single payment and under 5 years	10%	The aggregate amount of premiums from traditional personal life insurance policies with one single premium payment or a payment period of less than 5 years (excluding five years), universal life insurance and investment-linked insurance policies with one single premium payment and their respective additional and supplemental parts shall not exceed 10% of the total standard premiums.
	5 years to 9 years	35%
	10 years to 14 years	65%
	15 years to 19 years	80%
	more than 20 years	100%
Universal life insurance	Single payment, and the additional and supplemental parts	5%
	Basic part	50%
Investment-linked insurance	Single payment, and additional and supplemental parts	5%
	Basic part	50%

Annex 2

Letter of Undertaking of the Original Shareholders
Each of the Original Shareholders undertakes irrevocably to Party A that:
1.	Scope of Investment
Except with the prior written consent of Party A, such shareholder shall use its/his shareholder’s rights in the Company to successfully cause and ensure that the Company’s investments will be limited to the insurance intermediary industry only.
2.	Adjustment of Equity Interests
If the Company fails to achieve the performance targets in 2009, 2010 and 2011, the Original Shareholders agree to adjust its equity interests in the following manner:
2.1
If the Company achieves lower than 50% of the net profit target of any of the years 2009, 2010 and 2011, the Original Shareholder shall transfer 15% of the equity interests in the Company held by them to Party A at a consideration of RMB 1.00. If the Company achieves higher than 50%, but lower than 60% of the net profit target in any of the three years mentioned above, the Original Shareholders shall transfer 10% of the equity interests in Datong held by them to Party A at a consideration of RMB 1.00.

2.2
If the actual total net profit of the Company for the years 2009 to 2011 is less than RMB96 million, the Original Shareholders shall transfer 15% of the equity interests in the Company held by them to Party A at a consideration of RMB 1.00. However, if the Company achieves lower than 60% of the net profit target for any year, the Original Shareholders may transfer 5% less of the equity interests that they otherwise are required to transfer to Party A for that year.

For example, if the net profit achieved in 2009 is higher than 60% of the performance target for that year, the net profit achieved in each of 2010 and 2011 is lower than 50% of the respective performance target for that year, and the total net profit achieved in those three years is less than RMB96 million, the Original Shareholders shall transfer 35% of the equity interests in the Company held by them to Party A at a consideration of RMB3.00. The calculation formula is as follows: 0%+ 15%+15%+15%-5%-5%=35%.

2.3	The actual fulfillment of the aforesaid performance targets shall be confirmed jointly by Party A and Party C.
3.	Security Deposit
3.1
The Original Shareholders agree to irrevocably provide RMB180 million as a security deposit to Party A within six (6) months after the Closing Date. Party A has the right to return the security deposit to the Original Shareholders in installments based on the number of sales teams, the number of productive sales agents and the monthly Standard Premiums with a Payment Period of more than 5 Years of the Company and its subsidiaries, provided, however, that each installment may not exceed RMB20 million. The particulars are set forth in the following table:

Time	Installments	Conditions

Before December 31, 2011	First Installment	1) 10 sales teams, 2) 200 productive sales agents, 3) 2 million standard premiums per month

	Second Installment	1) 20 sales teams, 2) 500 productive sales agents, 3) 5 million standard premium per month

	Third Installment	1) 30 sales teams, 2) 900 productive sales agents, 3) 9 million standard premiums per month

	Fourth Installment	1) 40 sales teams, 2) 1,300 productive sales agents, 3) 13 million standard premiums per month

	Fifth Installment	1) 50 sales teams, 2) 1,700 productive sales agents, 3) 17 million standard premiums per month

	Sixth Installment	1) 60 sales teams, 2) 2,100 productive sales agents, 3) 21 million standard premiums per month

	Seventh Installment	1) 70 sales teams, 2) 2,500 productive sales agents, 3) 25 million standard premiums per month

	Eighth Installment	1) 80 sales teams, 2) 2,900 productive sales agents, 3) 29 million standard premiums per month

	Ninth Installment	1) 90 sales teams, 2) 3,300 productive sales agents, 3) 33 million standard premiums per month
3.2
If Party A does not return all the security deposit to the Original Shareholders due to the Company’s failure to meet all of the above-mentioned requirements before December 31, 2009, Party A will be entitled to keep the remaining amount of the security deposit and will no longer be obligated to return it.

Annex 3
Articles of Association of the Company

Annex 4
Letter of Disclosure
Disclosure relating to:
Liabilities and title defects:
Pending litigations, claims, arbitrations, or other legal or administrative proceedings:
Defaults under existing material agreements or commitments: